SCHEDULE 14A INFORMATION

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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DUCOMMUN INCORPORATED

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DUCOMMUN INCORPORATED

23301 Wilmington Ave.

Carson, California 90745-6209

(310) 513-7200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 4, 2016

To the Shareholders of

Ducommun Incorporated:

Notice is hereby given that the Annual Meeting of Shareholders of Ducommun Incorporated, a Delaware corporation (the “Corporation”), will be held at the Embassy Suites Arcadia, 211 East Huntington Drive, Arcadia, CA, on Wednesday, May 4, 2016, at the hour of 9:00 o’clock A.M. for the following purposes:

1. To elect three directors to serve for three-year terms ending in 2019.

2. To provide an advisory vote to approve named executive officer compensation.

3. To ratify the selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the Corporation’s fiscal year ending December 31, 2016.

4. To transact any other business that may properly be brought before the meeting or any adjournments or postponements thereof.

March 14, 2016 has been established as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. All shareholders are cordially invited to attend the meeting in person.

To insure your representation at the meeting, please complete and mail your Proxy Card in the return envelope provided, as soon as possible. This will not prevent you from voting in person by completing a ballot at the meeting should you so desire, but will help to secure a quorum and will avoid added solicitation costs. Directions to the Annual Meeting of Shareholders may be obtained by calling the telephone number listed above.

By Order of the Board of Directors

James S. Heiser

Secretary

Carson, California

March 31, 2016

DUCOMMUN INCORPORATED

23301 Wilmington Ave.

Carson, California 90745-6209

(310) 513-7200

PROXY STATEMENT

This Proxy Statement and the 2015 Annual Report to Shareholders are being mailed on or about March 31, 2016 to shareholders of Ducommun Incorporated (the “Corporation”) who are such of record on March 14, 2016, in connection with the solicitation of proxies for use at the Corporation’s Annual Meeting of Shareholders to be held at 9:00 o’clock A.M. on May 4, 2016, or at any adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The accompanying proxy is solicited by the Board of Directors (the “Board”) of the Corporation. Solicitation will be made by mail, interview, telephone, facsimile and internet. D. F. King & Co., Inc. has been retained to assist in the solicitation of proxies for which it will be paid a fee of $6,500 plus reimbursement of out-of-pocket expenses. Brokers, nominees, banks and other custodians will be reimbursed for their costs incurred in forwarding solicitation material to beneficial owners. All expenses incident to the proxy solicitation will be paid by the Corporation.

Proxies in the accompanying form will be voted in accordance with the instructions given therein. If the proxy is completed and submitted (and not revoked) prior to the Annual Meeting, but no instructions are given, the proxies will be voted for the election as directors of the Corporation nominees, for approval of the advisory resolution on executive compensation, for ratification of the selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2016, and in their discretion on such other business as may properly come before the meeting. Any shareholder may revoke his proxy at any time prior to its use by filing with the Secretary of the Corporation a written notice of revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting.

The close of business on March 14, 2016 has been fixed as the record date (the “Record Date”) for the determination of holders of shares of Common Stock entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, the Corporation had outstanding 11,097,587 shares (excluding treasury shares) of Common Stock, $.01 par value per share (the “Common Stock”). In the election of directors, holders of Common Stock have cumulative voting rights. Cumulative voting rights entitle a shareholder to a number of votes equal to the number of directors to be elected multiplied by the number of shares held. The votes so determined may be cast for one candidate or distributed among one or more candidates. Votes may not be cast, however, for a greater number of candidates than the number of nominees named herein. On all other matters to come before the Annual Meeting, each holder of Common Stock will be entitled to one vote for each share owned.

A majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been obtained. In the election of directors, abstentions and broker non-votes will not be counted. On all other matters, abstentions will be counted, but broker non-votes will not be counted, for purposes of determining whether a proposal has been approved.

In the election of directors, the candidates receiving the highest number of votes will be elected to fill the vacancies on the Board of Directors. The ratification of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2016 requires approval by the affirmative vote of a majority of the votes cast.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on May 4, 2016

This Proxy Statement and the 2015 Annual Report to Shareholders are available at www.edocumentview.com/dco.

ITEM 1: ELECTION OF DIRECTORS

Three directors (out of a total of eight) are to be elected at the forthcoming Annual Meeting to serve for three-year terms ending at the Annual Meeting in 2019 and thereafter until their successors are elected and qualified. The nominees for such positions are Robert C. Ducommun, Dean M. Flatt and Jay L. Haberland. In the absence of a contrary direction, proxies in the accompanying form will be voted for the election of the foregoing nominees. Management does not contemplate that any of the nominees will be unable to serve as a director, but if that should occur the person designated in the proxies will cast votes for other persons in accordance with their best judgment. In the event that any person other than the nominees named herein should be nominated for election as a director, the proxy holders may vote for less than all of the nominees and in their discretion may cumulate votes. Should any of the directors whose terms continue past the 2016 Annual Meeting cease to serve as directors prior to the Annual Meeting, the authorized number of directors will be reduced accordingly. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR MESSRS. DUCOMMUN, FLATT AND HABERLAND.

Directors’ Qualifications

The Board of Directors believes that the Board of Directors, as a whole, should possess a combination of skills, professional experience, and backgrounds necessary to oversee the Corporation’s business. In addition, the Board of Directors believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria. Accordingly, the Board of Directors and its Corporate Governance and Nominating Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board of Directors’ overall composition and the Corporation’s current and future needs.

The Corporate Governance and Nominating Committee is responsible for developing and recommending Board of Director membership criteria to the Board for approval. The criteria, which are set forth in the Corporation’s Corporate Governance Guidelines, include independent and sound judgment, integrity, the ability to commit sufficient time and attention to Board of Director activities, and the absence of potential conflicts with the Corporation’s interests. In addition, the Corporate Governance and Nominating Committee periodically evaluates the composition of the Board of Directors to assess the skills and experience that are currently represented on the Board of Directors as well as the skills and experience that the Board of Directors will find valuable in the future, given the Corporation’s current situation and strategic plans. While the Corporate Governance and Nominating Committee does not have an explicit policy with respect to diversity, it carefully considers the Board’s diversity of qualifications in terms of industry experience, functional skills, age, governance service on other boards, prior work experience, educational background, and other important considerations. The Corporate Governance and Nominating Committee believes that it is important that Board of Director members represent diverse viewpoints and perspectives in their application of judgment to company matters.

In evaluating director candidates, and considering incumbent directors for renomination to the Board of Directors, the Corporate Governance and Nominating Committee has considered a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments and experience.

The following information is furnished as of March 14, 2016, with respect to the persons who are nominees for election to the Board of Directors, as well as for the other five directors of the Corporation whose terms of office will continue after the 2016 Annual Meeting.

Anthony J. Reardon	Age 65	Director Since 2010	Term Expires 2018
Chairman of the Board and Chief Executive Officer

Mr. Reardon has been Chairman of the Board since 2012 and Chief Executive Officer since 2010. Mr. Reardon was President from 2008 to 2013, President of Ducommun AeroStructures, Inc. from 2002 to 2007, and Senior Vice President Business Management of Ducommun AeroStructures, Inc. from 2001 to 2002. As the current Chief Executive Officer of the Corporation, Mr. Reardon provides management’s perspective in Board discussions about the business and strategic direction of the Corporation, and has detailed knowledge of all aspects of the Corporation’s current operations and business.

Richard A. Baldridge	Age 57	Director Since 2013	Term Expires 2017
President and Chief Operating Officer, ViaSat, Inc.

Mr. Baldridge is the President and Chief Operating Officer of ViaSat, Inc. Mr. Baldridge was previously the Executive Vice President and Chief Financial Officer of ViaSat, Inc. and a senior executive of Hughes Information Systems. As the President and Chief Operating Officer of a leading provider of satellite communications systems and services and secure networking systems, Mr. Baldridge contributes to the Board broad operational and financial experience and an understanding of the defense markets served by the Corporation’s business.

Board Committees: Audit and Corporate Governance and Nominating

Joseph C. Berenato	Age 69	Director Since 1997	Term Expires 2017
Retired Chairman of the Board, President and Chief Executive Officer

Mr. Berenato was Chairman of the Board from 1999 to 2012, Chief Executive Officer from 1997 to 2009, President from 1997 to 2007, and Chief Financial Officer from 1991 to 1996. Mr. Berenato presently is a Director or Trustee of six mutual funds in the American Funds Family and nine mutual funds in the Capital Group Private Client Services, each of which is managed by Capital Research & Management Company. As the former Chief Executive Officer of the Corporation, Mr. Berenato provides the Board with a thorough understanding of the strategic direction of the Corporation and has experience in all aspects of the Corporation’s business.

Gregory S. Churchill	Age 58	Director Since 2013	Term Expires 2018
Retired Executive Vice President, International and Service Solutions, Rockwell Collins, Inc.

Mr. Churchill is the retired Executive Vice President, International and Service Solutions, of Rockwell Collins, Inc. Mr. Churchill was previously the Executive Vice President and Chief Operating Officer, Government Systems, and the Vice President and General Manager, Business and Regional Systems, of Rockwell Collins, Inc. As a senior executive of one of the premier communications and aviation electronics suppliers for commercial and military customers worldwide, Mr. Churchill brings to the Corporation a thorough understanding of key customers, as well as major defense and commercial aerospace electronics markets served by the Corporation’s business.

Board Committees: Compensation

Robert C. Ducommun	Age 64	Director Since 1985	Term Expires 2019
Business Advisor

Mr. Ducommun is a Business Advisor. Mr. Ducommun was previously the Chief Financial Officer for several private companies and a management consultant with McKinsey & Company. As a former management consultant and Chief Financial Officer, Mr. Ducommun brings to the Board substantial financial acumen and leadership in setting the strategic direction for the Corporation.

Board Committees: Corporate Governance and Nominating (Chairman) and Audit

Dean M. Flatt	Age 65	Director Since 2009	Term Expires 2019
Retired President, Defense & Space, Honeywell International, Inc.

Mr. Flatt is the retired President, Defense & Space of Honeywell International, Inc. Mr. Flatt was previously President, Aerospace Electronic Systems and President, Performance Materials of Honeywell International, Inc. Mr. Flatt is a Director of Curtiss-Wright Corporation. As the former President of several divisions of one of the world’s largest avionics manufacturers, Mr. Flatt contributes to the Board diverse operational experience and understanding of technologies relevant to the Corporation’s business.

Board Committees: Compensation (Chairman)

Jay L. Haberland	Age 65	Director Since 2009	Term Expires 2019
Retired Vice President, United Technologies Corporation

Mr. Haberland is the retired Vice President, Business Controls of United Technologies Corporation. Mr. Haberland was previously the Chief Financial Officer of Sikorsky Aircraft Corporation, a subsidiary of United Technologies Corporation, and Vice President, Controller and Chief Accounting Officer of United Technologies Corporation. Mr. Haberland is a Director of Wesco Aircraft Holdings, Inc. As the former Chief Financial Officer of one of the world’s largest helicopter manufacturers and the Chief Accounting Officer of a world-wide diversified manufacturer, Mr. Haberland is a certified public accountant and provides the Board with significant expertise in financial and accounting matters, as well as substantial international experience.

Board Committees: Audit (Chairman)

Robert D. Paulson	Age 70	Director Since 2003	Term Expires 2017
Chief Executive Officer, Aerostar Capital LLC

Mr. Paulson is the Chief Executive Officer of Aerostar Capital LLC, a private equity firm. Mr. Paulson has been a management consultant for the aerospace industry for over 30 years, and was previously a senior partner with McKinsey & Company. Mr. Paulson is a Director of Wesco Aircraft Holdings, Inc. As a long-time consultant and investor in the aerospace industry, Mr. Paulson contributes to the Board substantial experience in developing and executing business strategies, as well as experience in the acquisition of businesses.

Board Committees: Compensation and Corporate Governance and Nominating

Lead Director

The Board of Directors met six times in 2015. All incumbent directors attended seventy-five percent or more of the meetings of the Board of Directors and Committees of the Board which were held while they were a director during 2015. The Corporation strongly encourages all directors to attend the Annual Meeting of Shareholders, and all of the directors attended the 2015 Annual Meeting of Shareholders. The Corporation has instituted a policy of holding regularly scheduled executive sessions of non-management directors to follow each regularly scheduled meeting of the full Board of Directors. Additional executive sessions of non-management directors may be held from time to time as required. The director serving as the presiding director during executive sessions currently is Mr. Paulson, the lead director of the Board of Directors.

Each of the persons named above was elected by the shareholders at a prior annual meeting. The Board of Directors has determined that Messrs. Baldridge, Churchill, Ducommun, Flatt, Haberland and Paulson do not have any relationship with the Corporation other than in connection with their service as directors and meet the independence standards of the New York Stock Exchange’s listing standards.

COMPENSATION OF DIRECTORS

Description of Director Compensation

Directors who are not employees of the Corporation or a subsidiary are paid an annual retainer and a fee for each meeting of a committee of the Board of Directors they attend as follows:

Board Retainer		Committee Chairman Retainer			Lead Director Retainer	Committee Meeting Fee
Cash	Stock-Based(1)	Audit	Compensation	Corp. Gov.
$50,000	$60,000	$12,500	$10,000	$7,500	$20,000	$1,750

(1)	Restricted stock units for a number of shares (rounded to the nearest 100 shares) equal to the stated dollar amount divided by the average closing price of the Corporation’s Common Stock on the New York Stock Exchange on the five trading days immediately preceding the date of grant.

Under the Directors Deferred Income and Retirement Plan, a director may elect to defer payment of all or part of his or her fees for service as a director until the director retires from service on the Board of Directors. Deferred directors’ fees may be notionally invested, at the election of the director, in a fixed interest account or a phantom stock account which tracks the Common Stock of the Corporation with dividends (if any), and will be paid with earnings thereon following the retirement of the director. Upon retirement, Mr. Ducommun will receive the annual retainer fee of $25,000, which was in effect in 2009, for life or for a period of years equal to his service as a director prior to 1997 (when the accrual of additional years of service was terminated), whichever is shorter, provided that he retires after the age of 65, and is not an employee of the Corporation when he retires.

2015 Director Compensation Table

The following table presents the compensation earned or paid by the Corporation to the non-employee directors for the fiscal year ended December 31, 2015.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Joseph C. Berenato	50,000	59,075	0	109,075
Richard A. Baldridge	60,500	59,075	0	119,575
Gregory S. Churchill	57,000	59,075	0	116,075
Robert C. Ducommun	78,500	59,075	11,260	148,835
Dean M. Flatt	77,500	59,075	0	136,575
Jay L. Haberland	80,000	59,075	0	139,075
Robert D. Paulson	80,500	59,075	0	139,575

(1)	At December 31, 2015, 2,500 restricted stock units were outstanding for each of Messrs. Baldridge, Berenato, Churchill, Ducommun, Flatt, Haberland and Paulson,
(2)	These amounts represent the aggregate grant date fair value of stock awards granted in 2015 as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718. The methodology and assumptions used in the valuation of stock awards are contained in footnote 11 to the Corporation’s financial statements included in Form 10-K for the year ended December 31, 2015.
(3)	In 2015, each director was granted restricted stock units for 2,500 shares of Common Stock.

Director Stock Ownership Policy

The Board of Directors has adopted a stock ownership policy covering all non-employee directors. Under the policy, non-employee directors must acquire and hold shares of the Corporation’s common stock equal in value to at least three times the annual cash and stock retainer paid to all non-employee directors. Non-employee directors have five years from the later of the adoption of the policy or their initial election to meet this stock ownership guideline. All directors are in compliance or have additional time in which to comply with the stock ownership guideline.

BOARD LEADERSHIP STRUCTURE

The Corporation’s Chairman of the Board and Chief Executive Officer is Anthony J. Reardon. The Board of Directors believes that strong, independent leadership and oversight of management is an important component of an effective Board of Directors. In this regard, the Board has elected Robert D. Paulson as the independent lead director with leadership authority and responsibilities. Mr. Paulson, together with the other members of the Board of Directors, review the agenda for all Board meetings, and Mr. Paulson sets the agenda for and leads all executive sessions of the independent directors and provides consolidated feedback from those meetings to the Chairman and the Chief Executive Officer. The Board of Directors regularly meets in executive session without management present following each Board meeting and outside of regularly scheduled Board meetings on key issues as required. The lead director’s responsibilities and authority include:

•	coordinating the activities of the independent directors;

•	presiding at meetings of the Board of Directors at which the Chairman and the CEO are not present, including executive sessions of the independent directors;

•	setting the agenda for and leading non-management and independent director sessions held by the Board regularly, and briefing the Chairman and the CEO on any issues arising from those sessions;

•	having the authority to call executive sessions of the independent directors;

•	serving as a liaison between the Chairman and the CEO and the independent directors;

•	advising on the flow of information sent to the Board of Directors, and reviewing the agenda, materials and schedule for Board meetings; and

•	being available for consultation and communication with major shareholders as appropriate.

The independent members of the Board of Directors have determined that having the same person serve as Chairman and Chief Executive Officer provides a more efficient leadership structure for the Corporation when combined with an active lead director to assure the quality of the Corporation’s governance. In the future, however, the roles of Chairman and CEO may be filled by the same or different individuals. This flexibility allows the Board of Directors to determine the best governance structure for the Corporation based upon the Corporation’s needs and the Board of Directors’ assessment of the Corporation’s leadership from time to time. The Board of Directors periodically reviews the structure of Board and Corporation leadership as part of the succession planning process.

THE BOARD’S ROLE IN RISK OVERSIGHT

The Board of Directors oversees risk management as a whole and through its Committees. The Board regularly reviews information regarding, and risks associated with, the Corporation’s operations and liquidity.

While the full Board of Directors has the ultimate oversight responsibility for the risk management process, various Board Committees also have responsibilities for risk management in certain areas. In particular, the Audit Committee reviews risks related to financial reporting and internal controls. The Audit Committee also, at least annually, reviews and assesses enterprise-wide risks and risk mitigation plans implemented by management. Management regularly reports on each such risk to the Audit Committee or the full Board of Directors, as appropriate, and additional review or reporting on enterprise risks is conducted as needed or as requested by the Board of Directors or the Audit Committee. The Compensation Committee reviews the Corporation’s overall compensation programs and their effectiveness in aligning executive pay with performance in the interests of shareholders. The Corporate Governance and Nominating Committee reviews and makes recommendations to the Board concerning the Corporation’s leadership structure and director independence.

The Compensation Committee reviews the risks associated with the Corporation’s compensation policies and practices for executive officers and employees generally. The Compensation Committee did not identify any risks arising from these policies and practices which are reasonably likely to have a material adverse effect on the Corporation. In the course of its review, the Compensation Committee considered various features of the compensation policies and practices that discourage excessive risk taking, including, but not limited to, the following:

•	An appropriate compensation philosophy based on peer group and other market compensation data,

•	An effective balance between cash and equity-based compensation,

•	An appropriate mix of short and longer-term performance measures,

•	Multi-year vesting of long-term stock compensation awards,

•	Stock ownership guidelines for key executive officers, and

•	Financial and non-financial performance measurements, together with Compensation Committee and management discretion to adjust compensation appropriately.

COMMITTEES OF THE BOARD OF DIRECTORS

The Corporation has standing Audit, Compensation, and Corporate Governance and Nominating Committees. The members of each of the Committees are listed above under “Directors’ Qualifications.”

The Audit Committee, which met formally ten times during 2015, oversees the integrity of the Corporation’s financial statements, the Corporation’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Corporation’s internal audit function and the Corporation’s independent auditor. The Audit Committee is governed by a charter which was adopted by the Board of Directors, and which is attached to this Proxy Statement as Appendix A. The Corporation’s securities are listed on the New York Stock Exchange and are governed by its listing standards. All of the members of the Audit Committee meet the independence standards of the New York Stock Exchange’s listing standards. The Board of Directors has determined that Mr. Haberland, the chairman of the Audit Committee, is an audit committee financial expert as such term is defined under the regulations of the Securities and Exchange Commission (“SEC”).

The Compensation Committee, which met formally four times during 2015, reviews and approves compensation for executive officers, grants stock options and other stock-based awards, administers stock option and stock-based award programs, reviews and recommends retirement plans, reviews and approves employment agreements and severance arrangements for executive officers, and oversees the evaluation of management of the Corporation. All of the members of the Compensation Committee meet the independence standards of the New York Stock Exchange’s listing standards.

The Corporate Governance and Nominating Committee, which met formally two times during 2015, reviews and recommends to the Board of Directors the nominees for election as directors of the Corporation and oversees the corporate governance of the Corporation. All of the members of the Corporate Governance and Nominating Committee meet the independence standards of the New York Stock Exchange’s listing standards.

The charters of each of the committees of the Board of Directors and the Corporation’s Corporate Governance Guidelines are available on the Corporation’s website at www.ducommun.com and are available in writing upon the written request of any shareholder of the Corporation. Such requests should be addressed to Ducommun Incorporated, 23301 Wilmington Ave., Carson, CA 90745-6209, Attn: James S. Heiser, Secretary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2015, no member of the Compensation Committee of the Board of Directors was or had been an officer or employee of the Corporation, or had any relationship requiring disclosure hereunder. During 2015, no executive officer of the Corporation served as a member of the Compensation Committee or as a director of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors or as a director of the Corporation.

NOMINATING PROCESS

The Corporate Governance and Nominating Committee will consider director candidates recommended by security holders of the Corporation, provided that any security holder recommending a director candidate must have beneficially owned more than five percent (5%) of the Corporation’s voting common stock continuously for at least one (1) year as of the date the recommendation is made and any such security holder may submit the name of only one person each year for consideration as a director candidate. All such security holders’ recommendations of director candidates must be submitted to the Secretary of the Corporation in writing no later than October 31 of the year preceding the annual meeting of shareholders, and must include (i) the full name, address and Social Security number of the director candidate recommended, (ii) the full name, address and taxpayer identification number of each of the security holders, and (iii) an affidavit of each of the security holders that they satisfy the minimum beneficial ownership of common stock requirements set forth above. The Corporate Governance and Nominating Committee considers and evaluates candidates recommended by security holders in the same manner that it considers and evaluates other director candidates.

The Corporate Governance and Nominating Committee believes that all Committee-recommended nominees for election as a director of the Corporation must, at a minimum, have (i) diverse expertise, business experience, sound judgment and a record of accomplishment in areas relevant to the Corporation’s business activities, (ii) unquestionable integrity, (iii) commitment to representing the interests of the Corporation’s shareholders, (iv) willingness to devote sufficient time, energy and attention to carrying out their duties and responsibilities effectively, and (v) willingness to serve on the Board for an extended period of time. In identifying candidates to serve on the Board of Directors, the Corporate Governance and Nominating Committee first determines the evolving needs of the Board of Directors, taking into account such factors as it deems appropriate, including the current composition of the Board of Directors, the range of talents, experiences and skills that would best complement those already represented on the Board of Directors, the balance of management and independent directors and the need for financial or other specialized expertise, as discussed in greater detail above under “Directors’ Qualifications.”

The Corporate Governance and Nominating Committee also believes that at least a majority, and preferably two-thirds, of the Corporation’s directors must be independent under the NYSE rules, and that at least one member of the Board of Directors must be an “audit committee financial expert” as defined by SEC rules. All persons to be considered for nomination as a director of the Corporation by the Corporate Governance and Nominating Committee must complete a questionnaire, provide such additional information as the Corporate Governance and Nominating Committee may request, and meet in person with directors of the Corporation.

SECURITY HOLDERS AND OTHER INTERESTED PARTIES

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Security holders and other interested parties may communicate with the Corporation’s Board of Directors in writing by mail, addressed to Board of Directors, Ducommun Incorporated, 23301 Wilmington Ave., Carson, CA 90745-6209. Persons wishing to communicate with the Board of Directors should include their full name and address. Security holders and other interested parties wishing to communicate with the Board of Directors should also include the number of shares of common stock beneficially owned, and the name of the record holder of the common stock if different from themselves (e.g., the name of any broker or bank holding the stock). The Corporation intends to forward all communications from security holders and other interested parties in the manner described above to the Corporate Governance and Nominating Committee members, who will then determine whether the communications should be distributed to the entire Board of Directors of the Corporation. If the Board of Directors of the Corporation receives a substantial number of communications from security holders and other interested parties, the Corporate Governance and Nominating Committee may delegate to the general counsel of the Corporation the screening of these communications to remove solicitations and communications unrelated to the Corporation’s business. Should shareholders or other interested parties desire to communicate with the Corporation’s presiding director or non-management directors as a group, such communications should be addressed to either the presiding director or the non-management directors at the address set forth above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Corporation’s officers and directors, and persons who own more than 10% of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish copies of such forms to the Corporation. Based solely on a review of the copies of such forms furnished to the Corporation, and on written representations that no Form 5’s were required, the Corporation believes that during its past fiscal year all of its officers, directors and greater than 10% owners complied with the filing requirements of Section 16(a).

CODE OF ETHICS

The Corporation has adopted a Code of Ethics for Senior Financial Officers and a Code of Business Conduct and Ethics, the text of each of which is posted on the Corporation’s website at www.ducommun.com and is available in writing upon the written request of any shareholder of the Corporation. Such requests should be addressed to Ducommun Incorporated, 23301 Wilmington Ave., Carson, CA 90745-6209, Attn: James S. Heiser, Secretary.

EXECUTIVE OFFICERS

Anthony J. Reardon	Age 65

Mr. Reardon has served as Chairman of the Board since 2012 and Chief Executive Officer since 2010. For additional information on Mr. Reardon, see ITEM 1: ELECTION OF DIRECTORS, “Directors’ Qualifications” on page 2.

Joel H. Benkie	Age 59

Mr. Benkie retired on March 31, 2016. Mr. Benkie served as President since 2014 and Chief Operating Officer since 2012. Mr. Benkie was Executive Vice President from 2012 to 2013. Mr. Benkie was previously Group Vice President of Operations of the Parker Aerospace, a unit of Parker Hannifin Corporation.

Douglas L. Groves	Age 54

Mr. Groves has served as Vice President, Chief Financial Officer and Treasurer since 2016. Mr. Groves was Vice President and Chief Accounting Officer from 2013 to 2015. Mr. Groves was previously Corporate Vice President and Chief Information Officer of Beckman Coulter, Inc., and prior to that was Vice President of Finance for the North American operations of Beckman Coulter, Inc.

James S. Heiser	Age 59

Mr. Heiser has served as Vice President since 1990, General Counsel since 1988 and Secretary since 1987.

Kathryn M. Andrus	Age 47

Ms. Andrus has served as Vice President, Internal Audit since 2008. Ms. Andrus was previously Director of Internal Audit.

Jerry L. Redondo	Age 56

Mr. Redondo has served as Vice President, Operational Excellence since 2015. Mr. Redondo was Vice President, Operational Excellence for several of the Corporation’s subsidiaries from 2013 to 2015. Mr. Redondo was previously Group Vice President of Crane Aerospace & Electronics, Inc., and Director of Operations and Global Supply Chain of the Parker Aerospace Control Systems Division of Parker Hannifin Corporation.

Rosalie F. Rogers	Age 54

Ms. Rogers has served as Vice President and Chief Human Resources Officer since 2015. Ms. Rogers was previously Vice President, Human Resources from 2008 to 2015.

Christopher D. Wampler	Age 48

Mr. Wampler has served as Vice President and Chief Accounting Officer since 2016. Mr. Wampler was Vice President and Assistant Controller for several of the Corporation’s subsidiaries from 2013 to 2015. Mr. Wampler was previously the Controller of Just Fabulous, Inc., and a Division Controller for Regal Beloit Corporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The tables below show the name and address of the beneficial owners, amount and nature of beneficial ownership and percentage ownership of persons or groups known by the Corporation to be the beneficial owners of 5% or more of the outstanding shares of Common Stock as of December 31, 2015 except for Mr. Ducommun who is shown as of March 14, 2016. The tables below also show the name, amount and nature of beneficial ownership and percentage ownership of each director and nominee for director, each executive officer named in the Summary Compensation Table contained in this Proxy Statement, and all directors and executive officers as a group as of March 14, 2016. Unless otherwise indicated, such shareholders have sole voting and investment power (or share such power with their spouse) with respect to the shares set forth in the tables. The Corporation knows of no contractual arrangements which may at a subsequent date result in a change in control of the Corporation.

For the purposes of the tables, beneficial ownership of shares has been determined in accordance with Rule 13d-3 of the SEC, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting or investment power with respect to such securities or has the right to acquire ownership thereof within 60 days. Accordingly, the amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements.

Security Ownership of Certain Beneficial Owners

Name and Address of Shareholders	Number of Shares		Percentage of Class
Robert C. Ducommun	584,879	(1)	5.3%
1155 Park Avenue New York, NY 10128

BlackRock, Inc	668,154	(2)	6.0%
55 E. 52nd St. New York, NY 10055

Dimensional Fund Advisors LP	927,466	(3)	8.4%
Building One 6300 Bee Cave Road Austin, TX 78746

Paradigm Capital Management, Inc	725,600	(4)	6.5%
Nine Elm Street Albany, NY 12207

RBC Global Asset Management (U.S.) Inc.	995,753	(5)	9.0%
50 South Fifth St., Suite 2350 Minneapolis, MN 55402

(1)	The number of shares includes (i) 50,000 shares held by a foundation of which Mr. Ducommun is an officer, as to which he disclaims any beneficial interest, (ii) 111,929 shares as to which Mr. Ducommun has been granted a proxy to exercise voting power by his sister, Electra D. de Peyster, (iii) a total of 2,050 shares owned by Mr. Ducommun’s wife and daughter, and (iv) 5,000 shares held in an IRA for the benefit of himself. Mr. Ducommun has sole voting and sole investment power as to 420,900 shares, shared voting power as to 111,929 shares and shared investment power as to 52,050 shares.
(2)	The information is based on a Schedule 13G filed with the SEC dated January 21, 2016. BlackRock, Inc. has sole voting power as to 653,535 shares and sole investment power as to 668,154 shares.
(3)	The information is based on a Schedule 13G filed with the SEC dated February 9, 2016. Dimensional Fund Advisors LP has sole investment power as to 927,466 shares.
(4)	The information is based on Schedule 13G files with the SEC dated February 10, 2016.
(5)	The information is based on a Schedule 13G filed with the SEC dated February 8, 2016. RBC Global Asset Management (U.S.) Inc. has shared voting power as to 887,098 shares, and shared investment power as to 995,753 shares.

Security Ownership of Directors and Management

Percentage of Class	Number of Shares(1)(2)	Percentage of Class
Richard A. Baldridge	5,100	*
Joseph C. Berenato(3)	61,784	*
Gregory S. Churchill	5,100	*
Robert C. Ducommun	584,879	5.3%
Dean M. Flatt	13,900	*
Jay L. Haberland	14,822	*
Robert D. Paulson	38,567	*
Anthony J. Reardon	157,042	1.4%
Joel H. Benkie(4)	42,292	*
Douglas L. Groves	16,459	*
James S. Heiser	26,984	*
All Directors and Executive Officers as a Group (15 persons)	1,025,511	9.1%

*	Less than one percent.
(1)	The number of shares includes the following shares that may be purchased within 60 days after March 14, 2016 by exercise of outstanding stock options: 60,750 by Mr. Reardon, 33,750 by Mr. Benkie, 10,750 by Mr. Groves, 20,375 by Mr. Heiser, and 172,625 by all directors and executive officers as a group. The number of shares for Mr. Berenato includes 24,750 held in an IRA for the benefit of himself and 6,950 held in trust for the benefit of his children. The number of shares for Mr. Heiser includes 600 held in an IRA for the benefit of himself.
(2)	See the information set forth in Note 1 to the table under “Security Ownership of Certain Beneficial Owners.”
(3)	The number of shares for Mr. Berenato excludes 18,739 shares owned by his wife as her separate property as to which Mr. Berenato does not have voting power or investment power.
(4)	Mr. Benkie retired on March 31, 2016.

ITEM 2: ADVISORY RESOLUTION TO APPROVE NAMED EXECUTIVE COMPENSATION

We are asking shareholders to approve an advisory resolution on the Corporation’s named executive compensation as reported in this proxy statement. As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	Provide competitive levels of compensation that relate pay to the achievement of the Corporation’s financial goals;

•	Recognize individual initiative and performance;

•	Assist the Corporation in attracting and retaining qualified executives; and

•	Create a pay-for-performance compensation approach to align executive interests with shareholder interests.

Our pay-for-performance compensation approach consists of a mix of shorter-term and longer-term incentive compensation, including annual cash bonuses, stock options vesting in annual increments over four years, and performance stock units vesting at the end of three-year performance periods. As a result of the emphasis on pay-for-performance, as reflected in the Summary Compensation Table and other tables below in 2015:

•	Approximately 47% of actual total compensation for the chief executive officer was based on performance; and

•	Approximately 12-35% of actual total compensation of the other named executive officers, depending on position, was based on performance.

The actual percentage of total compensation of the named executive officers that was performance-based in 2015 was lower than the target percentage principally because no cash bonuses were awarded to the named executive officers for 2015.

We urge shareholders to read the “Compensation Discussion and Analysis” below, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative, appearing on pages 14 through 31, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our executive officers reported in this proxy statement has supported and contributed to the Corporation’s success.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2016 Annual Meeting of Shareholders:

RESOLVED, that the shareholders of Ducommun Incorporated (the “Corporation”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2016 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program. At the 2011 Annual Meeting, the Company’s shareholders approved, on an advisory basis, that future advisory resolutions on the Corporation’s named executive officer compensation be conducted every year. The Company considered the outcome of this advisory vote and determined that the Company will conduct annual “say-on-pay” resolutions until the next advisory shareholder vote on this matter is required under Section 14A of the Exchange Act, or until the Board of Directors otherwise determines that a different frequency for such votes is in the best interest of the Company’s shareholders. Thus, the next advisory resolution on the Corporation’s named executive officer compensation is expected to take place at the Company’s 2017 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF ITEM 2.

COMPENSATION OF EXECUTIVE OFFICERS

2015 Compensation Discussion and Analysis

Overview

Compensation awarded to, earned by, or paid to the Corporation’s executive officers during 2015, who are listed in the tables below (the “named executive officers”), consisted principally of the following:

•	Salary paid on a bi-weekly basis,

•	Annual cash bonus usually paid in the first quarter of the following year,

•	Nonqualified stock options, which are granted each year and vest over the subsequent four years,

•	Performance stock units, which are granted each year and vest based on the Corporation’s performance over the subsequent three-year performance period, and

•	Restricted stock units, which are granted each year and vest over the subsequent three years.

The Corporation’s financial performance was the most significant factor affecting compensation of the named executive officers in 2015. Such performance affected compensation as follows:

•

No cash bonuses were awarded to the named executive officers for 2015 because the Corporation’s adjusted net income did not equal or exceed the minimum adjusted income of $17.4 million under the 2015 Bonus Plan. Actual and target net sales, adjusted net income and adjusted cash flow from operations, were as follows for purposes of the 2015 Bonus Plan:

	(in $ millions) 2014 Bonus Plan
	Target	Actual
Net Sales	705	666
Net Income (as adjusted)(1)	21.8	(0.5)
Cash Flow from Operations (as adjusted)(2)	52.3	34.4

(1)	Actual 2015 net income was adjusted to add back, net of taxes, the following: (i) $62.0 million of asset impairment charges, (ii) $10.1 million of debt refinancing costs and (iii) $0.6 million of transaction-related expenses.
(2)	Actual 2015 cash flow from operations was adjusted to add back, net of taxes, the following: (i) $10.1 million of debt refinancing costs and (ii) $0.6 million of transaction-related expenses.

•

Performance stock units vested with respect to the three-year performance period from January 1, 2013 to December 31, 2015 at approximately 40% of target in recognition that (i) the Corporation achieved diluted earnings per share above the threshold only in 2014, and (ii) the Corporation achieved reductions in its leverage ratio at levels lower than the threshold in 2013 and lower than the target in 2014.

The Corporation provided shareholders a “say-on-pay” advisory vote to approve its executive compensation in 2015, as required under Section 14A of the Exchange Act. At the 2015 Annual Meeting, shareholders expressed substantial support for the compensation of the Corporation’s named executive officers, with approximately 97% of the votes cast (excluding abstentions) in approval of the “say-on-pay” advisory vote. The Compensation Committee carefully evaluated the results of the 2015 advisory vote in connection with its evaluation of the Company’s executive compensation programs more generally. Ultimately, the Compensation Committee did not make any material changes to the Company’s executive compensation program and policies as a result of the 2015 “say-on-pay” vote.

The Corporation has entered into key executive severance agreements with Messrs. Reardon, Heiser and Groves who are also covered by the Corporation’s severance practices. The Corporation has entered into a retirement letter agreement with Mr. Bellino who retired on December 31, 2015 and a retirement letter agreement with Mr. Benkie who retired on March 31, 2016.

Compensation paid to executive officers other than salary, bonus and stock awards is not material. The Corporation generally does not provide any pension, profit sharing or other similar retirement benefits, or many of the executive perquisites typically provided by other companies to their senior executives.

Decisions relating to compensation of the Corporation’s executive officers generally are made by the Compensation Committee of the Board of Directors. Each member of the Compensation Committee is an independent director of the Corporation.

Each element of compensation of the chief executive officer is set by the Compensation Committee. Each element of compensation of the other named executive officers is recommended by the chief executive officer and reviewed and approved by the Compensation Committee.

Compensation Objectives

The Corporation’s compensation programs are designed to provide competitive levels of compensation that relate pay to the achievement of the Corporation’s financial goals, recognize individual initiative and performance, and assist the Corporation in attracting and retaining qualified executives. The Corporation intends for overall compensation of the named executive officers to be at levels that are broadly competitive with other companies of similar size and complexity of operations.

The Corporation’s philosophy in the compensation of its named executive officers is oriented towards a pay-for-performance approach. In 2015, as reported in the Summary Compensation Table and other tables below, performance-based compensation (defined, for this purpose, as all compensation contingent on the achievement of performance goals and/or increases in the Corporation’s stock price), both at target and as actually paid, represented a significant percentage of the total compensation of each of the named executive officers:

Performance-Based Compensation as % of Total Compensation in 2015
	Actual	Target
Chief Executive Officer	~ 47%	~ 60%
Other Named Executive Officers	~ 12-35%	~ 45-55%

The actual percentage of total compensation of the named executive officers that was performance-based in 2015 was lower than the target percentage principally because no cash bonuses were awarded to the named executive officers for 2015.

Significant elements of total compensation of the named executive officers that are performance based are as follows:

•

Annual cash bonuses are designed to reward the achievement of annual financial goals. In particular, annual cash bonuses are based on the Corporation’s actual financial performance compared to targets for net sales, adjusted net income and adjusted cash flow from operations, and on the individual performance of the named executive officers.

•

Nonqualified stock options are designed to reward the achievement of long-term growth in the Corporation’s stock price. Nonqualified stock options are granted at 100% of the closing price of the Corporation’s stock on the New York Stock Exchange on the date of grant, and vest in annual increments over a period of four (4) years. Stock options will have value to the named executive officers only to the extent of any increase in the Corporation’s stock price over the price on the date of grant.

•

Performance stock units are designed to reward the achievement of long-term growth in the Corporation’s adjusted diluted earnings per share and long-term reduction in the Corporation’s leverage. Performance stock units generally vest at the end of the three-year performance period depending on the Corporation’s performance relative to the performance metrics.

The Corporation does not target any specific mix of cash versus non-cash compensation or immediate payout versus long-term compensation for its named executive officers. Instead, each element of compensation (salary, annual cash bonus and stock-based compensation) is paid or awarded in amounts which are each intended to be market competitive and consistent with the principles described above and internal pay equity within the Corporation.

Compensation Consultant and Benchmarking

The Compensation Committee retained Towers Watson (“Towers”), now known as Willis Towers Watson PLC, as an independent compensation consultant directly reporting to the Compensation Committee. Towers did not provide any other services to the Corporation in 2015 other than those services with respect to the amount and form of executive compensation provided to the Compensation Committee. The Compensation Committee has reviewed the independence of Towers and completed an assessment of any potential conflicts of interest raised by Towers’ work for the Compensation Committee by considering the following six factors and other factors it deemed relevant: (i) the provision of other services to the Corporation by Towers; (ii) the amount of fees received from the Corporation by Towers, as a percentage of the total revenue of Towers; (iii) the policies and procedures of Towers that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the relevant Towers consultants with a member of the Compensation Committee; (v) any Corporation stock owned by the Towers consultants; and (vi) any business or personal relationship of the Towers consultants or Towers with any of the Corporation’s executive officers, and concluded that Towers is independent and there are no such conflicts of interest.

The Compensation Committee generally has its compensation consultant prepare a formal executive compensation assessment every two to three years or more frequently in the event of any material change in the Corporation’s size, business or operations. For 2015, the Compensation Committee used as a baseline an executive compensation assessment prepared by Towers in late 2014 as described below. The Compensation Committee then made changes to the compensation of the named executive officers in 2015 to the extent described below.

In 2014, Towers assessed the Corporation’s executive compensation compared to a peer group and published compensation survey data, and made recommendations as appropriate for changes in the Corporation’s executive compensation program (“Towers’s compensation assessment”). The peer group consisted of fifteen (15) aerospace, defense and industrial companies selected by Towers and the Compensation Committee. The peer group companies had median annual sales of $1.2 billion and 25th percentile annual sales of $719 million in the most recent fiscal year as of the date of Towers’ compensation assessment. The Corporation’s annual sales were $742 million in 2014 at the time of Towers’ compensation assessment. As discussed below, the Corporation generally targets the 25th percentile of the peer group data in assessing and establishing compensation for the named executive officers. The peer group consisted specifically of the following:

• Astronics Corporation	• Kaman Corporation

• Barnes Group Inc.	• Kratos Defense & Security Solutions, Inc.

• CIRCOR International, Inc.	• LMI Aerospace, Inc.

• Cubic Corporation	• Sparton Corporation

• Esterline Technologies Corporation	• Sypris Solutions, Inc.

• GenCorp Inc.	• Teledyne Technologies, Inc.

• Heico Corporation	• Transdigm Group, Inc.

• Hexcel Corporation

The peer group used in Towers’s compensation assessment in 2014 reflected changes from the peer group used in the prior compensation assessment by Aon Hewitt in 2013 as follows:

•	Curtiss-Wright Corporation was removed due to its annual sales being substantially higher than the Corporation’s annual sales, and

•

Barnes Group Inc. and CIRCOR International, Inc., were added as predominantly industrial companies and Spartan Corporation was added as an aerospace and defense company, each with annual sales more closely comparable to the Corporation’s annual sales.

In addition, Towers’s compensation assessment compared the Corporation’s executive compensation to compensation survey data for general industry and manufacturing industry companies with annual revenues of approximately $750 million, based on the advice of Towers that such compensation survey data would provide a reasonable basis for benchmarking the Corporation’s executive compensation. The compensation survey data was gathered from the 2014 Top Management Compensation Survey – U.S., Durable Goods Manufacturing or Manufacturing data cuts, published by Towers Watson Data Services. Aggregate information from the compensation survey data was provided to the Compensation Committee, but the individual component companies included in the survey data were not disclosed to the Compensation Committee.

With respect to the chief executive officer, the chief financial officer and the general counsel, the Compensation Committee reviewed and continues to rely upon both the peer group data and the compensation survey data. With respect to the other executive officers, the number of positions in the peer group data was considered insufficient and the Compensation Committee relied (and continues to rely) to a greater extent on the compensation survey data included in Towers’s compensation assessment. In reviewing the peer group data and the compensation survey data, the Compensation Committee evaluated the relative percentile ranking of the chief executive officer and the other executive officers with respect to salary, total cash compensation, and total compensation. In connection with this evaluation, the Compensation Committee determined the appropriate levels of salary, total cash compensation and total compensation with reference to the 25th percentile of the peer group data (which had annual revenues of approximately $718 million) and the 50th percentile for the compensation survey data (which had annual revenues of approximately $750 million). The Compensation Committee also considers each named executive officer’s scope of responsibility, years of experience, demonstrated performance and marketability, and impact level within the Corporation relative to other executives in making compensation decisions.

Salaries

The Corporation pays salaries to its named executive officers in consideration of the performance of specific roles and responsibilities and competitive market practices. In establishing the salaries for the named executive officers in 2015, the Compensation Committee considered Towers’s compensation assessment of base salary levels which indicated that the base salary of the chief executive officer and the other named executive officers was generally consistent with the 25th percentile of the peer group data and the 50th percentile of the compensation survey data. As a result, the Compensation Committee determined that, effective March 2015, the base salary of the chief executive officer and the other named executive officers would each be increased by approximately 3% (which was the percentage Towers advised was being budgeted for executive salary increases in 2015 in the aerospace, durable goods manufacturing and general industry companies).

Annual Cash Bonuses

Annual cash bonuses are awarded based on the Corporation’s actual financial performance compared to targets (weighted 10% for net sales, 50% for adjusted net income and 40% for adjusted cash flow from operations), and on the individual performance of named executive officers. The Compensation Committee chose net sales, adjusted net income and adjusted cash flow from operations as the performance targets because it believes that growth in these measures is essential to the Corporation’s objective to provide superior long-term total shareholder return. The Compensation Committee approves at the beginning of the year the thresholds, targets and maximums for the financial performance measures and the formula for funding the bonus pool. In 2015, the Compensation Committee adjusted the calculation of net income and cash flow from operations, consistent with the terms of the 2015 Bonus Plan as described above.

Annual cash bonuses were targeted at 70% of salary for the chief executive officer, 60% of salary for the president and chief operating officer, 45% of salary for the chief financial officer and general counsel and 40% of salary for the other named executive officer. In establishing the annual cash bonus target amounts, the Compensation Committee considered the results of Towers’s compensation assessment which indicated that the Corporation’s annual cash bonus target percentages were comparable to or slightly below the 25th percentile of the peer group data and the 50th percentile of the compensation survey data. As a result, the Compensation Committee determined not to make any changes to target bonus percentages.

Annual cash bonuses can range from zero to an upper limit of three times the targeted percentage of salary for each named executive officer. Although the annual cash bonus plan is formula-based, the Compensation Committee has the discretion to award bonuses which are lower or higher than the formula-based amounts, including awarding bonuses in excess of the maximum amounts based upon the subjective overall qualitative assessment of an individual’s performance and contributions during the year, the importance of the individual’s position within the Corporation, internal pay equity and retention considerations.

In 2015, the Corporation’s threshold, target and maximum performance goals for net sales, adjusted net income and adjusted cash flow from operations for purposes of funding the 2015 bonus pool, and its actual net sales, adjusted net income and adjusted cash flow from operations were as follows:

	($ millions)
	Weighting	Threshold	Target	Maximum	Actual
Net Sales	10%	670	705	740	666
Net Income (as adjusted)(1)	50%	17.4	21.8	26.2	(0.5)
Cash Flow from Operations (as adjusted)(2)	40%	41.8	52.3	68.0	34.4

(1)	Actual 2015 net income was adjusted to add back, net of taxes, the following: (i) $62.0 million of asset impairment charges, (ii) $10.1 million of debt refinancing costs and (iii) $0.6 million of transaction-related expenses.
(2)	Actual 2015 cash flow from operations was adjusted to add back, net of taxes, the following: (i) $10.1 million of debt refinancing costs and (ii) $0.6 million of transaction-related expenses.

No cash bonuses were awarded to the named executive officers for 2015 because the Corporation’s adjusted net income did not equal or exceed the minimum adjusted income of $17.4 million under the 2015 Bonus Plan.

Stock-Based Compensation

Stock-based compensation awards are granted annually to the named executive officers to attract, motivate and retain these employees. Stock options are performance-based since the stock options will have value to the named executive officers only to the extent of any increase in the Corporation’s stock price after the grant date. Performance stock units are performance-based since the performance stock units vest only if the Corporation achieves the specified performance metrics. Restricted stock units are used to provide a direct ownership interest in the Corporation and a long-term incentive for the named executive officers to remain in the employment of the Corporation. In addition, such awards align executive and shareholder interests as they increase in value with stock price appreciation.

The Compensation Committee intends for the preponderance of stock-based compensation to be tied to the long-term financial performance of the Corporation and its stock. Although individual stock-based compensation awards may vary, under current conditions, as a general guideline, the Compensation Committee makes awards so that the percentage of the total value of stock-based compensation each year is allocated approximately as follows:

	Percent of Total Dollar Value of Stock Based Compensation
	Stock Options	Performance Stock Units	Restricted Stock Units
Chief Executive Officer	25%	50%	25%
Other Named Executive Officers	30%	40%	30%

In determining the aggregate value of stock-based compensation awards to grant for 2015, the Compensation Committee considered the results of Towers compensation assessment as to the value of stock-based compensation awards provided at the 25th percentile of the peer group data and the 50th percentile of the compensation survey data. The Compensation Committee then awarded to the chief executive officer and the other named executive officers in 2015 a number of shares for each type of stock-based compensation award that was generally consistent with the recommendations of Tower’s as to value and the above chart as to mix of type of stock-based compensation awards. Such decisions were also made after taking into consideration the total stock-based compensation awards made by the Corporation and the number of shares available under the Corporation’s stock incentive plans.

The Compensation Committee has implemented a process whereby all stock-based compensation awards are awarded in March of each year, and stock-based compensation awards in 2015 were made consistent with this process. However, stock-based compensation awards may be made at other times in the event of the new hire of an executive officer or a special award to recognize individual performance.

Stock Options

The Compensation Committee establishes the meeting dates and grant dates for stock options and does not determine these dates based on knowledge of material nonpublic information or in response to the Corporation’s stock price. The Corporation granted stock options, which vest over a four-year period, to the named executive officers in 2015 to encourage the named executive officers to work with a long-term view in the interest of shareholders and to reward the achievement of long-term growth in the Corporation’s stock price.

2015 Performance Stock Units

In 2015, performance stock units were awarded which will be earned and become vested based upon the achievement of specific annual performance targets over a three-year performance period (from January 1, 2015 to December 31, 2017). The performance stock units generally will vest at the end of the three-year performance period in amounts from 0% to 200% of the target units depending on the Corporation’s performance relative to two performance metrics during the performance period. These annual performance metrics, which are equally weighted, are: (i) the adjusted diluted earnings per share of the Corporation during each year of the performance period, and (ii) the leverage ratio of the Corporation at the end of each year of the performance period. The number of performance stock units that may vest based on the Corporation’s performance over the three-year performance period is equal to the sum of (i) the vesting percentage determined by reference to the table below with respect to the Corporation’s adjusted diluted earnings per share in each year of the performance period multiplied by the number of target performance stock units, plus (ii) the vesting percentage determined by reference to the table below with respect to the leverage ratio at the end of each year of the performance period multiplied by the target number of performance stock units. The leverage ratio is based on the Corporation’s net debt divided by adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) as defined in the performance stock unit agreements. The performance metrics for performance stock units awarded in 2015 are as follows:

	Adjusted Diluted Earnings Per Share (50% Weighting)			Vesting Percentage of Target Units for Each Year	Leverage Ratio (50% Weighting)			Vesting Percentage of Target Units for Each Year	Three-Year Total
	2015	2016	2017		2015	2016	2017
Threshold	$1.82	$1.82	$1.82	5%	3.40	3.15	2.90	5%	30%
Target	$1.93	$2.12	$2.33	16.666%	2.90	2.65	2.40	16.666%	100%
Maximum	$2.09	$2.40	$2.76	33.333%	2.50	2.25	2.00	33.333%	200%

In the event that the Corporation’s performance relative to the performance metrics falls between two of the data points listed in the table above, the percentage of target performance stock units that vest will be determined by linear interpolation between the two data points. The adjusted diluted earnings per share is calculated, as determined by the Compensation Committee, by adjusting diluted earnings per share for changes in accounting treatment, discontinued operations, to exclude gain or loss on the sale of any business or product line, any asset impairment write-offs or charges (whether of goodwill, intangible or tangible assets), transaction-related expenses (including but not limited to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic 805), debt refinancing costs and restructuring and other non-recurring expenses. Adjusted EBITDA is calculated, as determined by the Compensation Committee, by adding to net income depreciation and amortization, other non-cash charges (including goodwill and other asset impairment), interest expenses, income taxes, stock-based compensation, transaction-related expenses, debt refinancing costs, and restructuring and other non-recurring expenses.

The 2015 performance stock units were awarded to encourage the named executive officers to work with a long-term view in the interest of shareholders and to reward the achievement of long-term growth in the Corporation’s stock price. The Compensation Committee chose diluted earnings per share as one of the performance metrics in order to tie executive compensation directly to the long-term growth in the earnings of the Corporation. The Compensation Committee chose the leverage ratio as the other performance metric in order to tie executive compensation directly to a reduction in the Corporation’s indebtedness and financial leverage.

2013 Performance Stock Units

The three-year performance period for performance stock units awarded in 2013 ended on December 31, 2015. The performance metrics, which were equally weighted, that were used for the performance stock units awarded in 2013 were the same metrics used for the performance stock units awarded in 2015. The threshold, target, and maximum performance levels for performance stock units awarded in 2013, and the actual performance in each of the years 2013-2015, were as follows:

	Adjusted Diluted Earnings Per Share (50% Weighting)			Vesting Percentage of Target Units for Each Year	Leverage Ratio (50% Weighting)			Vesting Percentage of Target Units for Each Year	Three-Year Total
	2013	2014	2015		2013	2014	2015
Threshold	$1.73	$1.73	$1.73	5%	3.75	3.50	3.00	5%	30%
Target	$1.83	$1.94	$2.06	16.666%	3.25	3.00	2.83	16.666%	100%
Maximum	$1.99	$2.29	$2.63	33.333%	2.90	2.60	2.40	33.333%	200%
Actual	$1.09	$1.82	(0.04)		3.67	2.86	4.15		40%

Performance stock units vested with respect to the three-year performance period from January 1, 2013 to December 31, 2015 at approximately 40% of target in recognition that (i) the Corporation achieved diluted earnings per share above the threshold only in 2014 and (ii) the Corporation achieved reductions in its leverage ratio at levels lower than the threshold in 2013 and lower than the target in 2014.

Restricted Stock Units

The Corporation awarded restricted stock units to the named executive officers in 2015 to provide a direct ownership interest in the Corporation and to reward the achievement of long-term growth in the Corporation’s stock. Restricted stock units, which vest one-third annually over a three-year period, also are intended to provide a long-term incentive for the named executive officers to remain in the employment of the Corporation.

Severance and Change in Control Agreements and Practices

Stock-based compensation vests immediately in the event of a change in control of the Corporation. All of the Corporation’s stock-based compensation programs have provided, for many years, for immediate vesting of stock-based awards in the event of a change in control as a matter of fairness to the employees.

Messrs. Reardon, Heiser and Groves, and Ms. Rogers and Ms. Andrus each is a party to a key executive severance agreement entered with the Corporation. The Corporation also has a severance practice, which applies in the event of the termination without cause of an executive officer. Benefits under the severance practice are in addition to benefits under the key executive severance agreements.

Key executive severance agreements are considered to be a necessary part of the process in the recruitment and retention of qualified executives. The Corporation’s severance practice for the named executive officers is a part of the Corporation’s broader severance practices which apply to all employees (except union employees), although the amount of severance provided will vary from employee to employee depending on position, length of service, the business reasons for the termination and other factors. The Corporation does not provide gross-ups for taxes under the key executive severance agreements or the severance practice. The key executive severance agreements and severance practice are used by the Corporation to allow its executives to focus on shareholder interests in considering strategic alternatives and to provide income protection for executives in the event of an involuntary termination of employment.

Retirement Agreements

Mr. Bellino, who retired on December 31, 2015, and Mr. Benkie, who retired on March 31, 2016, each is a party to a retirement letter agreement entered with the Corporation. The retirement letter agreements were entered with Mr. Bellino and Mr. Benkie in view of their years of service to the Corporation and to ensure an orderly transition of their duties.

Clawback Policy

The Corporation does not currently have a policy requiring a specific course of action with respect to compensation adjustments following later restatements of financial results. The Corporation expects to adopt such a policy once the SEC has finalized regulations concerning compensation “clawbacks.”

Other Compensation

Other compensation and personal benefits paid or made available to the named executive officers is not material. The Corporation provides an automobile allowance to the named executive officers, which partially compensates them for the termination of the company car program a number of years ago. Medical, dental, life and other insurance benefits, and 401(k) matching contributions are provided to the named executive officers on a non-discriminatory basis with other employees of the Corporation.

Executive Officer Stock Ownership Policy

The Board of Directors has adopted a stock ownership policy covering certain executive officers of the Corporation. Under the policy, certain executive officers must acquire and hold shares of the Corporation’s stock equal in value to a multiple of their annual salary as follows:

Multiple of Salary
Chairman of the Board (if an employee)	3X
President and Chief Executive Officer	3X
Chief Operating Officer, Chief Financial Officer and General Counsel	1.5X
Senior Officer at Each Key Business Unit	1X

Executive officers have five years from the later of the adoption of the policy or their initial election to meet this stock ownership guideline. All officers are in compliance or have additional time in which to comply with the stock ownership guideline.

Tax Deductibility and Gross-Ups

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that a publicly held corporation may deduct in any one year with respect to its chief executive officer and each of the next three most highly compensated executive officers (other than its chief financial officer). In general, certain performance-based compensation approved by stockholders is not subject to this deduction limit. The Compensation Committee generally seeks to qualify certain compensation paid to our named executive officers for an exemption from the deductibility limitations of Section 162(m). However, the Compensation Committee may authorize compensation payments from time to time that do not comply with the exemptions in Section 162(m). In addition, the regulations governing Section 162(m) are complex and may change over time. Thus, there can be no guarantee that any compensation provided to a covered executive will actually be treated as performance-based compensation exempt from the $1 million limit.

In addition, the change in control provisions described in the section entitled “Severance and Change in Control Agreements and Practices” could subject an executive to an excise tax on an “excess parachute payment” under Internal Revenue Code Section 4999. The Corporation does not provide any gross-up to its executives for any excise tax due under this section of the Internal Revenue Code.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors of the Corporation that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Corporation’s annual report on Form 10-K for the year ended December 31, 2015.

Submitted by the Compensation Committee,

Dean M. Flatt—Chairman

Gregory S. Churchill

Robert D. Paulson

2015 Summary Compensation Table

The Summary Compensation Table and the other tables which follow disclose (in accordance with SEC rules) the compensation for the fiscal years ended December 31, 2015, 2014 and 2013 awarded to, earned by or paid to all individuals serving as the Corporation’s chief executive officer and chief financial officer during 2015, and the other three most highly paid executive officers of the Corporation during 2015 (collectively, the “named executive officers”). Columns have been omitted from the tables when there has been no compensation awarded to, earned by or paid to any of the named executive officers required to be reported in that column in any fiscal year covered by the table.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Anthony J. Reardon	2015	664,250	943,870	236,977	0	26,118	1,871,215
Chairman of the Board and Chief Executive Officer	2014	647,115	921,300	277,606	600,000	25,476	2,471,497
	2013	628,269	847,875	422,036	0	24,858	1,923,038

Joel H. Benkie(5)	2015	510,962	408,160	161,575	0	26,118	1,106,815
President and Chief Operating Officer	2014	500,000	348,600	126,185	400,000	25,456	1,400,241
	2013	412,115	193,800	225,086	0	24,588	855,589

Joseph P. Bellino(6)	2015	399,191	131,300	18,972	0	25,808	575,271
Vice President, Chief Financial Officer and Treasurer	2014	388,795	174,300	63,092	230,000	25,133	881,320
	2013	378,965	193,800	168,815	0	24,486	766,066

James S. Heiser	2015	356,035	267,855	86,174	0	24,582	734,646
Vice President, General Counsel and Secretary	2014	346,763	249,000	100,948	210,000	23,532	930,243
	2013	337,996	193,800	168,815	0	23,322	723,933

Douglas L. Groves(7)	2015	292,270	267,855	75,402	0	24,488	660,015
Vice President, Controller and Chief Accounting Officer	2014	283,885	211,650	75,711	150,000	23,940	745,186
	2013	259,135	129,200	76,818	0	20,793	485,946

(1)	These columns show the grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The methodology and assumptions used in the valuation of stock option awards, performance stock units (“PSUs”) and restricted stock units (“RSUs”) are contained in footnote 11 to the Corporation’s financial statements included in Form 10-K for the year ended December 31, 2015.

(2)	Stock awards to the named executive officers consist of PSUs and RSUs in each year. The value of PSUs, which are subject to performance conditions, are shown in the table above based on the probable outcome of the performance conditions as of the grant date for the award. The following table shows the maximum values for the PSUs as of the grant date of the award:

Name	Year of Award	Maximum Performance Stock Unit Grant Date Fair Value ($)
Anthony J. Reardon	2015	1,275,500
	2014	1,245,000
	2013	1,130,500

Joel H. Benkie	2015	408,160
	2014	398,400
	2013	258,400

Joseph P. Bellino	2015	102,040
	2014	199,200
	2013	258,400

James S. Heiser	2015	306,120
	2014	298,800
	2013	258,400

Douglas L. Groves	2015	306,120
	2014	224,100
	2013	161,500

(3)	Non-equity incentive plan compensation was earned for the year ended December 31, 2014 and paid in the first or second quarter of the following year.
(4)	The following table discloses each item included in the “All Other Compensation” column for 2014:

Name	Automobile Allowance ($)	Life Insurance Premiums ($)	Company Contributions to 401(k) Plan ($)	Total ($)
Anthony J. Reardon	16,632	1,536	7,950	26,118
Joel H. Benkie	16,632	1,536	7,950	26,118
Joseph P. Bellino	16,632	1,226	7,950	25,808
James S. Heiser	16,632	0	7,950	24,582
Douglas L. Groves	16,632	898	6,958	24,488

(5)	Mr. Benkie retired on March 31, 2016
(6)	Mr. Bellino retired on December 31, 2015
(7)	Mr. Groves joined the Corporation on January 21, 2013. Mr. Groves became the Vice President, Chief Financial Officer and Treasurer of Corporation on January 1, 2016

2015 Grants of Plan-Based Awards Table

The following table provides information on the 2015 Bonus Plan, the grant of nonqualified stock options and the award of performance stock units and restricted stock units to the named executive officers during 2015.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name		Threshold ($)	Target ($)(1)	Maximum ($)(1)(2)	Threshold (#)	Target (#)	Maximum (#)
Anthony J. Reardon
2015 Bonus Plan		0	468,650	1,405,950
Non-Qualified Stock Option	3/30/15								22,000	25.51	236,977
Performance Stock Units	3/30/15				0	25,000	50,000				637,750
Restricted Stock Units	3/30/15							12,000			306,120

Joel H. Benkie
2015 Bonus Plan		0	309,000	927,000
Non-Qualified Stock Option	3/30/15								15,000	25.51	161,575
Performance Stock Units	3/30/15				0	8,000	16,000				204,080
Restricted Stock Units	3/30/15							8,000			204,080

Joseph P. Bellino
2015 Bonus Plan		0	181,056	543,167
Non-Qualified Stock Option	3/30/15								2,000	25.51	18,972
Performance Stock Units	3/30/15				0	2,000	4,000				51,020
Restricted Stock Units	3/30/15							4,000			80,280

James S. Heiser
2015 Bonus Plan		0	161,482	484,446
Non-Qualified Stock Option	3/30/15								8,000	25.51	86,174
Performance Stock Units	3/30/15				0	6,000	12,000				153,060
Restricted Stock Units	3/30/15							4,500			114,795

Douglas L. Groves
2015 Bonus Plan		0	117,832	353,496
Non-Qualified Stock Option	3/30/15								7,000	25.51	75,402
Performance Stock Units	3/30/15				0	6,000	12,000				153,060
Restricted Stock Units	3/30/15							4,500			114,795

(1)	The target and maximum amounts of awards are based on the salary of each of the named executive officers at December 31, 2015.
(2)	The Compensation Committee, in its discretion, has the authority to approve payments under the 2015 Bonus Plan in excess of the maximum amounts.
(3)	The value of the performance stock units are shown based on the probable outcome of the performance conditions as of the date of grant for the awards.

Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table

The 2015 Bonus Plan. The 2015 Bonus Plan provides for annual cash bonus awards to be determined by the Compensation Committee with consideration given to the Corporation achieving pre-established levels of adjusted net sales, adjusted net income and adjusted cash flow from operations, and on the individual performance of executive officers during the year ended December 31, 2015. Annual cash bonuses are targeted at 70% of salary for the chief executive officer, 60% of salary for the president and chief operating officer, 45% of salary for the chief financial officer and the general counsel, and 40% of salary for the other named executive officer. Annual cash bonuses can range from zero to an upper limit of annual bonus eligibility of three times the targeted percentage of salary for each named executive officer. Although the annual cash bonus plan is formula-based, the Compensation Committee has the discretion to award bonuses which are lower or higher than the formula-based amounts, including awarding bonuses in excess of the maximum amounts. Subject to exceptions as determined by the Compensation Committee, a named executive officer must be employed by the Corporation or a subsidiary at the time of payment in order to be eligible to receive a bonus under the 2015 Bonus Plan.

Nonqualified Stock Options. Nonqualified stock options were granted to the named executive officers in 2015 at an exercise price equal to 100% of the closing price of the Corporation’s common stock on the date of grant. The stock options become exercisable in increments of 25% of the number of shares granted on the anniversary date of the date of grant so that the options are fully exercisable on and after March 30, 2019. However, the stock options become fully exercisable immediately in the event of a change in control of the Corporation. The exercise price for the stock options may be paid by withholding of shares issuable under the option or delivery of already owned shares.

Performance Stock Units. Performance stock units were awarded to the named executive officers in 2015. The performance stock units generally vest at the end of the three-year performance period from January 1, 2015 to December 31, 2017 (the “Performance Period”) in amounts from 0% to 200% of the target units depending on the Corporation’s performance relative to two performance metrics during the Performance Period. The performance metrics, which are equally weighted, are: (i) the adjusted annual diluted earnings per share of the Corporation during each of the years in the Performance Period; and (ii) the leverage ratio at the end of each of the years in the Performance Period. Upon vesting, one share of Common Stock of the Corporation will be issued for each vested performance stock unit. In the event of a change in control of the Corporation, the target performance stock units will be deemed to have become fully vested immediately, provided, however, that the Compensation Committee may, in its discretion, increase (but not decrease) the number of performance stock units that are deemed to vest in the event of a change in control up to a maximum of 200% of the target performance stock units.

Restricted Stock Units. Restricted stock units were awarded to the named executive officers in 2015. The restricted stock units generally vest in increments of one-third of the number of shares awarded on each March 18 following the date of the award so that the restricted units are fully vested on March 18, 2018. Upon vesting, one share of Common Stock of the Corporation will be issued for each vested restricted stock unit. In the event of a change in control of the Corporation, the restricted stock units will be deemed to have become fully vested immediately.

2015 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information on unexercised stock options and unvested performance stock units and restricted stock units granted to the named executive officers that were outstanding on December 31, 2015.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Anthony J. Reardon
Stock option granted 7/27/11	10,000	0	21.61	7/26/18
Stock option granted 7/1/12	15,500	12,500	9.81	6/30/19
Stock option granted 7/31/13	18,750	18,750	22.84	7/30/20
Stock option granted 3/18/14	5,500	16,500	24.90	3/17/21
Stock option granted 3/30/15	0	22,000	25.51	3/29/22
Performance stock units granted 3/18/14							7,500	121,650
Performance stock units granted 3/30/15							7,500	121,650
Restricted stock units granted 2/6/13					5,834	94,627
Restricted stock units granted 3/18/14					8,000	129,360
Restricted stock units granted 3/30/15					12,000	194,640

Joel H. Benkie
Stock option granted 7/1/12	15,000	5,000	9.81	6/30/19
Stock option granted 7/31/13	10,000	10,000	22.84	7/30/20
Stock option granted 3/18/14	2,500	7,500	24.90	3/17/21
Stock option granted 3/30/15	0	15,000	25.51	3/29/22
Performance stock units granted 3/18/14							2,400	38,928
Performance stock units granted 3/30/15							2,400	38,928
Restricted stock units granted 2/6/13					1,334	21,637
Restricted stock units granted 3/18/14					4,000	64,880
Restricted stock units granted 3/30/15					8,000	129,760

Joseph P. Bellino
Stock option granted 7/27/11	4,500	0	21.61	7/26/18
Stock option granted 7/1/12	5,000	5,000	9.81	6/30/19
Stock option granted 7/31/13	11,250	0	22.84	7/30/20
Stock option granted 3/18/14	2,500	2,500	24.90	3/17/21
Stock option granted 3/30/15	0	2,000	25.51	3/29/22
Performance stock units granted 3/18/14							1,200	19,464
Performance stock units granted 3/30/15							600	9,732
Restricted stock units granted 2/6/13					1,334	21,637
Restricted stock units granted 3/18/14					1,500	24,330
Restricted stock units granted 3/30/15					4,000	64,880

James S. Heiser
Stock option granted 7/27/11	3,125	0	21.61	7/26/18
Stock option granted 7/1/12	3,750	3,750	9.81	6/30/19
Stock option granted 7/31/13	7,500	7,500	22.84	7/30/20
Stock option granted 3/18/14	2,000	6,000	24.90	3/17/21
Stock option granted 3/30/15	0	8,000	25.51	3/29/22
Performance stock units 3/18/14							1,800	29,196
Performance stock units 3/30/15							1,800	29,196
Restricted stock units granted 2/6/13					1,334	21,637
Restricted stock units granted 3/18/14					2,667	43,259
Restricted stock units granted 3/30/15					6,000	97,320

Douglas L. Groves
Stock option granted 2/6/13	3,000	6,000	16.15	2/5/20
Stock option granted 3/18/14	1,500	4,500	24.90	3/17/21
Stock option granted 3/30/15	0	7,000	25.51	3/29/22
Performance stock units granted 3/18/14							1,350	21,897
Performance stock units granted 3/30/15							1,800	29,196
Restricted stock units granted 2/6/13					1,000	16,220
Restricted stock units granted 3/18/14					2,667	43,259
Restricted stock units granted 3/30/15					6,000	97,320

(1)	The unexercisable stock options become exercisable in increments on the anniversary date of the date of grant as follows: (i) for stock options granted in 2012, all become exercisable in 2016, (ii) for stock options granted in 2013, one-half become exercisable in each of 2016 and 2017, (iii) for stock options granted in 2014, one-third become exercisable in each of 2016, 2017 and 2018, except for Mr. Bellino’s which become exercisable in 2016, and (iv) for stock options granted in 2015, one-fourth become exercisable in each of 2016, 2017, 2018, and 2019, except for Mr. Bellino’s which become exercisable in 2016. Notwithstanding the foregoing, all of the stock options will become immediately exercisable in the event of a change in control of the Corporation.
(2)	The unvested restricted stock units vest as follows: (i) with respect to the grants in 2013, all of the shares vest on February 6, 2015, (ii) with respect to the grants in 2014, one-half of the shares vest on each of March 18, 2016 and 2017, except for the grant to Mr. Bellino which vests on March 18, 2016, and (iii) with respect to the grants in 2015, one-third of the shares vest on each of March 18, 2016, 2017 and 2018 except for the grant to Mr. Bellino which vests on March 18,2016.
(3)	Performance stock units are shown at the threshold number of shares (which is 30% of the target number of shares) and, except for Mr. Bellino’s, will vest if the performance conditions are met as follows: (i) grants in 2014 will vest, if at all, based on achievement of the performance metrics on December 31, 2016 and will be settled in the first quarter of 2017, and (ii) grants in 2015 will vest, if at all, based on achievement of the performance metrics on December 31, 2017 and will be settled in the first quarter of 2018. Mr. Bellino’s performance stock units will vest, if at all, based on achievement of the performance metrics on December 31, 2015 and will be settled in the first quarter of 2016.

2015 Option Exercises and Stock Vested Table

The following table provides information on the exercise of stock options and vesting of stock for the named executive officers during 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Anthony J. Reardon	35,000	576,950	31,841	824,907
Joel H. Benkie	0	0	6,001	157,333
Joseph P. Bellino	17,250	268,940	8,283	214,591
James S. Heiser	15,875	238,376	8,116	210,386
Douglas L. Groves	0	0	2,333	60,495

2015 Pension Benefits Table

The Corporation does not provide pension benefits to any of its named executive officers.

2015 Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Corporation does not provide any nonqualified defined contribution or other nonqualified deferred compensation plans to any of its named executive officers.

Potential Payments Upon Termination or Change in Control

Payments and compensation may be made to the named executive officers, except for Messrs. Bellino and Benkie (who are discussed below), upon termination of employment or following a change in control of the Corporation under stock option agreements, performance stock unit agreements, restricted stock unit agreements, key executive severance agreements and the severance practice of the Corporation. As used herein, a change in control of the Corporation means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934. Such a change in control is deemed conclusively to have occurred in the event of certain tender offers, mergers or consolidations, the sale, exchange or transfer of substantially all of the assets of the Corporation, the acquisition by a person or group of certain percentages of the outstanding voting securities of the Corporation, the approval by the shareholders of a plan of liquidation or dissolution of the Corporation, or certain changes in the members of the Board of Directors of the Company. The precise definition of a change in control is set forth in each of the stock option agreements, performance stock unit agreements, restricted stock unit agreements, and key executive severance agreements which are included as exhibits to the Corporation’s 2015 Annual Report on Form 10-K.

In the event of a change in control of the Corporation (i) stock options become fully exercisable immediately, (ii) performance stock units become vested immediately at the target number of shares (although the Compensation Committee of the Board of Directors has discretion to increase, but not decrease, the number of performance stock units that vest on a change in control), and (iii) restricted stock units vest immediately. The amounts in the table below in the column “Change in Control” reflect the value of unexercisable stock options, unvested performance stock units at target, and unvested restricted stock units as of December 31, 2015, the vesting of which would be accelerated upon a change in control of the Corporation.

Messrs. Groves, Heiser and Reardon and Ms. Andrus and Ms. Rogers each are parties to key executive severance agreements entered with the Corporation. The key executive severance agreements provide that if a change in control of the Corporation shall have occurred while an executive officer is an employee of the Corporation or its subsidiaries, the executive officer shall be entitled to receive payment in a single lump sum of an amount equal to two times the annual base salary of the executive officer immediately prior to the change in control and two times the target annual bonus of the executive officer under the Corporation’s bonus plan in effect during the year prior to the change in control.

Further, the key executive severance agreements provide that if the employment of an executive officer is terminated without cause (as defined in the agreements), except in the event of disability, retirement or within ninety (90) days following a change in control of the Corporation, the executive officer shall be entitled to receive payment of his full salary for a period of one year, payment of the amount of any bonus for a past fiscal year which has not yet been awarded or paid and continuation of benefits for a period of one year. Termination for cause is defined in the key executive severance agreements as termination of an executive’s employment by the Corporation upon (i) the willful and continued failure by the executive to substantially perform his duties with the Corporation other than any such failure resulting from his incapacity due to physical or mental illness, after a demand for substantial performance is delivered to the executive by the chief executive officer or the Compensation Committee which specifically identifies the manner in which the executive has not substantially performed his duties, or (ii) the willful engaging by the executive in misconduct which is materially injurious to the Company, monetarily or otherwise, and that constitutes on the part of the executive common law fraud or a felony. For purposes of this definition, no act or failure to act, on the executive’s part, is considered “willful” unless done, or omitted to be done, by the executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Corporation.

In the event of a change in the executive’s position or duties, a reduction in the executive’s salary as increased from time to time, a removal from eligibility to participate in the Corporation’s bonus plan and other events as described in the key executive severance agreements, then the executive shall have the right to treat such event as a termination of his employment by the Corporation without cause and to receive the payments and benefits described above. The events described in the preceding sentence are referred to as a “Termination by the Executive for Good Reason” in the table below.

The Corporation also has a severance practice which applies in the event of the termination without cause of an executive officer. The severance practice provides for salary continuation, certain benefits continuation and continuation of stock option vesting and exercisability for a period from three (3) to twelve (12) months following termination depending on the length of service of the executive officer and the business reasons for the termination. Under the severance practice, an executive officer must agree to release the Corporation from liability and to certain limitations on solicitation of employees and customers during the period of salary continuation. Benefits under the severance practice are in addition to benefits under the key executive severance agreements described above.

The amounts in the table below in the columns under “Termination of Employment” represent the aggregate amounts payable to each of the named executive officers following termination of employment pursuant to the key executive severance agreements and the severance practice combined. For purposes of the table, it has been assumed that twelve (12) months of salary and benefits continuation would be provided to each of the named executive officers under the Corporation’s severance practice.

If a change in control of the Corporation were to occur and subsequently a named executive officer’s employment were to be terminated by the Corporation (other than within 90 days following the change in control), the named executive officer would receive both (i) the amounts in the table below in the column “Change in Control” and (ii) the amounts in the table below in the columns “Termination of Employment” depending on whether the termination of employment was by the Company without cause or by the named executive officer for good reason.

			Termination of Employment
Name	Benefit	Change in Control ($)	By Corporation w/o Cause ($)(5)	By Executive for Good Reason ($)
Anthony J. Reardon	Salary(1)	1,339,000	1,339,000	669,500
	Bonus	1,339,000	0	0
	Benefits	0	7,530	7,530
	Stock Options(2)	80,125	0	0
	Performance Stock Units(3)	811,000	0	0
	Restricted Stock Units(4)	419,027	0	0

	Total	3,988,152	1,346,530	677,030

James S. Heiser	Salary(1)	717,698	717,698	358,849
	Bonus	322,964	0	0
	Benefits	0	7,537	7,537
	Stock Options(2)	24,038	0	0
	Performance Stock Units(3)	194,640	0	0
	Restricted Stock Units(4)	162,216	0

	Total	1,421,556	725,235	366,386

Douglas L. Groves	Salary(1)	680,000	680,000	340,000
	Bonus	340,000	0	0
	Benefits	0	11,189	11,189
	Stock Options(2)	420	0	0
	Performance Stock Units(3)	170,310	0	0
	Restricted Stock Units(4)	162,216	0	0

	Total	1,352,946	691,189	351,189

(1)	The amounts of salary continuation are based on the salary of each of the named executives at January 1, 2016.
(2)	The amounts for stock options are calculated based on the positive difference, if any, between the exercise prices of the unexercisable stock options held by the named executive officers on December 31, 2015 and the closing price of the Corporation’s common stock on the New York Stock Exchange on the last trading day of 2015 ($16.22).
(3)	The amounts for performance stock units are based on the target number of performance stock units and the closing price of the Corporation’s common stock on the New York Stock Exchange on the last trading day of 2015 ($16.22). PSUs granted in 2013 are not included since they are considered to be fully vested at December 31, 2015.
(4)	The amounts for restricted stock units are based on the closing price of the Corporation’s common stock on the New York Stock Exchange on the last trading day of 2015 ($16.22).
(5)	Based on the maximum under the Corporation’s severance practice.

Mr. Bellino, the Corporation’s former Vice President, Chief Financial Officer and Treasurer, retired on December 31, 2015. In connection with his retirement, the Corporation and Mr. Bellino entered into a retirement letter agreement under which the Corporation continues to pay Mr. Bellino’s base salary in the amount of $402,346 per year for one year until December 31, 2016, as well as continue his medical, dental, and vision insurance benefits for one year until December 31, 2016, at an estimated cost to the Corporation of $18,539. Mr. Bellino will be considered an “employee” of the Corporation for purposes of continued vesting of stock-based compensation awards until December 31, 2016.

Mr. Benkie, the Corporation’s former President, Chief Operating Officer, retired on March 31, 2016. In connection with his retirement, the Corporation and Mr. Benkie entered into a retirement letter agreement under which the Corporation continues to pay Mr. Benkie’s base salary in the amount of $515,000 per year for one year until March 31, 2017, as well as continue his medical, dental, and vision insurance benefits for one year until March 31, 2017, at an estimated cost to the Corporation of $14,327. Mr. Benkie will be considered an “employee” of the Corporation for purposes of continued vesting of stock-based compensation awards until March 31, 2017.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Corporation’s financial statements and internal control over financial reporting on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the internal control over financial reporting. The Corporation’s independent auditors are responsible for expressing opinions on the conformity of the audited financial statements to generally accepted accounting principles and on the Corporation’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements and the Corporation’s internal control over financial reporting. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with them their independence from the Corporation and its management. The Audit Committee has considered whether the independent auditor’s provision of information technology services and other non-audit services to the Corporation is compatible with the auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Corporation’s Annual Report on SEC Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee,

Jay L. Haberland—Chairman

Richard A. Baldridge

Robert C. Ducommun

The above report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this information by reference, and shall not be deemed filed under such Acts.

REPORTS

The Annual Report of the Corporation for the fiscal year ended December 31, 2015, describing the Corporation’s operations and including audited financial statements and information about the executive officers of the Corporation, has been mailed prior to or concurrently with this Proxy Statement. The Corporation will provide a copy of its most recent report to the SEC on Form 10-K upon the written request of any beneficial owner of the Corporation’s securities as of the Record Date for the Annual Meeting of Shareholders without charge except for the cost of reproducing Exhibits. Such request should be addressed to Ducommun Incorporated, 23301 Wilmington Ave., Carson, California 90745-6209, Attn: James S. Heiser, Secretary.

Only one Annual Report and Proxy Statement is being delivered to multiple shareholders sharing an address unless the Corporation has received contrary instructions from one or more of the shareholders. The Corporation will deliver promptly upon a written or oral request a separate copy of the Annual Report and Proxy Statement to a shareholder at a shared address to which a single copy of the documents was delivered. Such request should be addressed to Ducommun Incorporated, 23301 Wilmington Ave., Carson, California 90745-6209, Attn: James S. Heiser, Secretary, or by telephone at (310) 513-7200. Shareholders sharing an address who prefer to receive separate copies of the Annual Report and Proxy Statement in the future should notify the Corporation at the address listed above. Shareholders sharing an address also may request delivery of a single copy of Annual Reports and/or Proxy Statements if they are receiving multiple copies of Annual Reports and/or Proxy Statements by notifying the Corporation at the address listed above.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Corporation’s independent registered public accounting firm selected for the current fiscal year, as well as for the fiscal year ended December 31, 2015, is PricewaterhouseCoopers LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

PricewaterhouseCoopers LLP, the Corporation’s independent registered public accounting firm, billed the Corporation for the following professional services rendered for the fiscal years ended December 31, 2015 and December 31, 2014:

	2015	2014
Audit Fees(1)	$2,467,000	$2,220,600
Audit-Related Fees	0	0
Tax Fees(2)	316,871	399,835
All Other Fees	5,100	0

Total	$2,788,971	$2,620,435

(1)	Professional services rendered for the audit of the Corporation’s annual financial statements, review of the financial statements included in the Corporation’s Form 10-Q, and services normally provided by the accountant in connection with statutory and regulatory filings for these years.
(2)	Professional services rendered for reviews of federal and state tax returns, and tax planning primarily related to research and development tax credits, foreign sales and sales and use tax.

Policy for Pre-Approval of Independent Accountant Services

For audit services, the independent accountant provides the Audit Committee with an engagement letter outlining the scope of audit services to be performed in connection with the year-end audit, the quarterly financial statement reviews for the three quarters of the following year, and other audit-related services (which are services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements) and the proposed audit service fees related thereto. If approved by the Audit Committee, this engagement letter is formally signed by the chairman of the Audit Committee acting on behalf of the Audit Committee.

For non-audit services, Corporation management submits to the Audit Committee for approval in the fourth quarter of each year a schedule of non-audit services that it recommends the Audit Committee engage the independent accountant to provide in connection with the year-end audit and during the following year. The schedule includes a description of the planned non-audit services and an estimated budget for such services. To ensure the prompt handling of unexpected requirements, the Audit Committee has delegated to the chairman of the Audit Committee the authority to amend, supplement or modify the schedule of approved permissible non-audit services. The chairman of the Audit Committee reports any such actions taken to the Audit Committee at the next Audit Committee meeting.

The Audit Committee pre-approved 100% of the aggregate fees of the independent accountant for 2015 and 2014.

ITEM 3: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2016. The Board of Directors urges you to vote for ratification of that appointment. A representative of PricewaterhouseCoopers LLP plans to be present at the Annual Meeting, will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SHAREHOLDER PROPOSALS

From time to time individual shareholders of the Corporation may submit proposals which they believe should be voted upon by the shareholders. The SEC has adopted regulations which govern the inclusion of such proposals in the Corporation’s annual proxy materials. All such written proposals must be received by the Secretary of the Corporation no later than December 2, 2016 and must comply with the SEC regulations, in order to be considered for inclusion in the Corporation’s 2017 proxy materials.

For business to be considered at the Corporation’s 2017 Annual Meeting of Shareholders, written proposals must be received by the Secretary of the Corporation no later than February 17, 2017.

OTHER BUSINESS

The Board of Directors does not know of any other business which will be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting, or any adjournment or postponement thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

By Order of the Board of Directors

James S. Heiser
Secretary

Carson, California

March 31, 2016

APPENDIX A

DUCOMMUN INCORPORATED

BOARD OF DIRECTORS

AUDIT COMMITTEE CHARTER

1. Members. The Board of Directors (the “Board”) of Ducommun Incorporated (the “Company”) shall appoint an Audit Committee of at least three members, consisting entirely of independent directors, and will designate one member as chairperson. Members of the Audit Committee are appointed by the Board upon the recommendation of the Corporate Governance and Nominating Committee. For purposes hereof, an “independent” director is a director who meets the New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) definition of “independence,” as determined by the Board. Members of the Audit Committee may be removed at any time by the Board.

Each member of the Audit Committee must be financially literate and at least one member must have accounting or related financial management expertise, as determined by the Board. In addition, at least one member of the Audit Committee shall be an “audit committee financial expert,” as determined by the Board in accordance with SEC rules. Members of the Audit Committee may not simultaneously serve on the audit committees of more than two other public companies (in addition to the Company).

2. Purposes, Duties, and Responsibilities. The purposes of the Audit Committee shall be to represent and assist the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and the Company’s independent auditor. In addition, the Audit Committee shall prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement filed with the SEC.

The specific duties and responsibilities of the Audit Committee will be to:

(a) Be directly responsible, in its capacity as a Committee of the Board, for the appointment, compensation, retention and oversight of the work of the independent auditor. In this regard, the Audit Committee shall appoint and retain, compensate, evaluate, and terminate, when appropriate, the independent auditor, which shall report directly to the Audit Committee.

(b) Obtain and review, at least annually, a report by the independent auditor describing: the independent auditor’s internal quality-control procedures; and any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditing firm, and any steps taken to deal with any such issues.

(c) Approve in advance all audit services to be provided by the independent auditor. (By approving the audit engagement, an audit service within the scope of the engagement shall be deemed to have been pre-approved).

(d) Establish policies and procedures for the engagement of the independent auditor to provide audit and permissible non-audit services, which shall include pre-approval of all permissible non-audit services to be provided by the independent auditor.

(e) Consider, at least annually, the independence of the independent auditor, including whether the independent auditor’s performance of permissible non-audit services is compatible with the auditor’s independence, and obtain and review a report by the independent auditor describing any relationships between the independent auditor and the Company or any other relationships that may adversely affect the independence of the auditor.

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(f) Review and discuss with the independent auditor: (i) the scope of the audit, the results of the annual audit examination by the auditor, and any difficulties the auditor encountered in the course of their audit work, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management, and (ii) any reports of the independent auditor with respect to interim periods.

(g) Review and discuss with management and the independent auditor the annual audited and quarterly financial statements of the Company, including: (i) an analysis of the auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, (ii) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including accounting policies that may be regarded as critical, and (iii) major issues regarding the Company’s accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and financial statement presentations; and receive reports from the independent auditor as required by SEC rules.

(h) Recommend to the Board based on the review and discussion described in paragraphs (e)–(g) above, whether the financial statements should be included in the Annual Report on Form 10-K.

(i) Review and discuss the adequacy and effectiveness of the Company’s internal controls, including any significant deficiencies in internal controls and significant changes in such controls reported to the Audit Committee by the independent auditor or management.

(j) Review and discuss with the principal internal auditor of the Company the scope and results of the internal audit program.

(k) Review and discuss corporate policies with respect to earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies. Such review and discussion may be done generally, and the Audit Committee need not review and discuss each earnings press release or each instance of earnings guidance.

(l) Oversee the Company’s policies and practices with respect to risk assessment and risk management.

(m) Establish procedures for receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

(n) Establish policies for the hiring of employees and former employees of the independent auditor.

(o) Annually evaluate the performance of the Audit Committee and the adequacy of the Committee’s charter.

(p) Produce an Audit Committee report as required by the SEC to be included in the Company’s annual proxy statement filed with the SEC.

3. Outside Advisors. The Audit Committee will have the authority to retain such outside counsel, registered public accounting firm, experts and other advisors as it determines appropriate to assist it in the full performance of its functions and shall receive appropriate funding, as determined by the Audit Committee, from the Company for payment of compensation to any such advisors.

4. Meetings. The Audit Committee shall meet at least four times per year, either in person or telephonically, and at such times and places as the Audit Committee shall determine. The Audit Committee shall meet separately in executive session, periodically, with each of management, the principal internal auditor of the Company and the independent auditor. The majority of the members of the Audit Committee constitutes a quorum. The Audit Committee shall report regularly to the full Board with respect to its meetings.

ADOPTED BY THE BOARD OF DIRECTORS ON MARCH 24, 2011.

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DUCOMMUN INCORPORATED IMPORTANT ANNUAL MEETING INFORMATION Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: For Withhold For Withhold For Withhold + 01—Robert L. Ducommun 02—Dean M. Flatt 02—Jay L. Haberland For Against Abstain For Against Abstain 2. Advisory resolution on named executive compensation 3. Ratification of the selection of PricewaterhouseCoopers LLP as the Corporation’s independent accountants 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 32B V + 02BYAB

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2015 Annual Report to Shareholders are available at: www.edocumentview.com/dco PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Ducommun Incorporated PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON MAY 4, 2016 The undersigned hereby appoints JAMES S. HEISER and ROSE F. ROGERS, and each of them (with full power to act without the other), the agents and proxies of the undersigned, each with full power of substitution, to represent and to vote, as specified below, all of the shares of Common Stock of Ducommun Incorporated, a Delaware corporation, held of record by the undersigned on March 14, 2016, at the Annual Meeting of Shareholders to be held on May 4, 2016, and at any adjournments or postponements thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. This proxy may be revoked at any time prior to the voting thereof. All other proxies heretofore given by the undersigned are hereby expressly revoked. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be marked, dated and signed, on the other side)